Climb Global Solutions Appoints Peter Bell to its Board of Directors

EATONTOWN, N.J., June 25, 2026 -- Climb Global Solutions, Inc. (NASDAQ:CLMB) (“Climb” or the “Company”), a value-added global IT channel company providing unique sales and distribution solutions for innovative technology vendors, today announced that the Company’s Board of Directors (the “Board”) has elected Peter Bell to the Board. With the election of Mr. Bell, Climb’s Board increased to five total members, four of whom are independent under the Nasdaq listing standards. Mr. Bell will serve as the Chair of the Nominating and Corporate Governance Committee.

Mr. Bell brings over 35 years of experience in venture capital, technology operations and strategic advisory roles across public and private companies. He currently serves as a Senior Advisor at Amity Ventures and as a General Partner at SSC Venture Partners, a firm dedicated to backing the Boston College innovation ecosystem. Early in his career, Mr. Bell co-founded StorageNetworks, a pioneer in cloud computing, and led the company through its initial public offering as Chief Executive Officer. He subsequently joined Highland Capital Partners, where he served as Managing General Partner of the $4 billion global firm and partnered early with founders across sectors including artificial intelligence, cybersecurity and digital health. He has since held multiple board seats across public and private technology companies, advising leadership teams on growth strategy, operations and value creation. Mr. Bell holds a B.S. from Boston College, an M.B.A. from Harvard Business School, and an Honorary Doctorate from Babson College.

“As Climb continues to scale its global IT channel business, we are focused on ensuring the Board has the right mix of operating, investment and strategic experience to support that growth,” said John McCarthy, Chairman of the Board. “Peter has spent his career identifying and partnering with disruptive technology companies at critical inflection points, and he brings firsthand experience scaling a technology business through an IPO and navigating the M&A landscape. That combination is directly relevant to Climb, and we are pleased to welcome him to the Board.”

Mr. Bell stated, “I have spent my career working alongside founders and management teams building category-defining technology companies, and I look forward to bringing that perspective to Climb's Board. Climb has established a strong foundation in the IT channel through a proven track record of execution, and I see significant opportunity ahead as it continues to expand its global footprint and service offerings. I'm eager to contribute my investment and operational expertise to support the Company's growth and unlock new value creation opportunities.”

About Climb Global Solutions

Climb Global Solutions, Inc. (NASDAQ:CLMB) is a value-added global IT distribution and solutions company specializing in emerging and innovative technologies. Climb operates across the U.S., Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter and Climb Global Services. The Company provides IT distribution and solutions for companies in the Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud, and Software & ALM industries.

Additional information can be found by visiting www.climbglobalsolutions.com.

Company Contact

Matthew Sullivan
Chief Financial Officer
(732) 847-2451
MatthewS@ClimbCS.com

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

CLMB@elevate-ir.com